2021 Incentive
Compensation Plan
DISCOVERY INC

Discovery’s success depends on each employee working together to reach our strategic goals. The Incentive Compensation Plan (ICP) is the variable component in your overall pay package, providing you with an opportunity to receive an award that is tied to business success and your contributions to those results. When Discovery succeeds, we all succeed.
This is a core tenet of our pay for performance philosophy. Discovery is committed to providing employees with competitive, performance-based compensation and the opportunity to share in the company’s success. The ICP is closely aligned with Discovery’s business strategy, strengthening the link between our strategic goals and your compensation. An award under the ICP is not guaranteed; awards will vary and may exceed or fall below individual incentive targets depending upon business and individual performance for a given plan year.
Table of Contents

Page	Section
3	The ICP at a Glance
3	Performance & Award
4	Financial Measures
5	Individual Performance
5	Performance Pool
6	Additional ICP Information

The ICP At a Glance

We recognize that the company’s success depends on each employee working together to reach our strategic goals. The ICP is designed to strengthen the direct link between your incentive payments and the results of the business units or functions with which you are aligned.
Performance & Award
Defining ICP Elements

The key elements of the ICP closely align performance and reward by creating a link between your influence, your results, and your incentive award.
Discovery Performance
This performance element applies to all eligible employees. Employees who are not aligned to a specific Line of Business (LOB) have the majority of their ICP aligned to the overall Discovery performance element.
Global Next Generation Revenue and Year End Paid Subscriptions
This performance element applies to all eligible employees. Global Next Generation Revenue is advertising, distribution and other revenue recorded and generated on Discovery’s global digital distribution platforms. Year End Paid Subscriptions are paying subscribers for all of Discovery’s global digital distribution platforms.

Line of Business (LOB) Performance
This performance element applies to employees who work for a LOB within Discovery (for example, a region within International, discovery +, a network, a grouping of networks). These employees will have a portion of their overall incentive pay tied to the performance of the LOB.
Individual Performance
Your individual performance is factored into the determination of your incentive pay in one of two ways – reduction of the payout amount for employees who had significant gaps in performance during the year, or the award of additional incentive pay from any available “performance pool” for individuals who delivered exceptional performance during the year. Individual performance is assessed by management.
The following illustration shows how each of the ICP Performance Elements work together to create your total reward: For a detailed view of your individual ICP target award, please see your Target Compensation Statement. More information on access your statement can be found on the People and Culture Portal.

*Awards under the ICP are not guaranteed and may exceed or fall below individual targets depending on business and individual performance for a given plan year.

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Financial Measures

You bring new ideas and fresh approaches that can ultimately affect the bottom line, whether you work in one of
Discovery’s dynamic networks or DTC businesses, or in a corporate function.
For this reason, the ICP rewards you not only for your own individual performance, but also for your impact on the financial performance of the company and, if applicable, a LOB to which you are assigned.
There are two overall factors used when measuring financial performance: revenue and profitability. Discovery measures financial performance by comparing the actual revenue and profitability results against what was planned for the plan year.

Defining Revenue and Profitability Revenue
The total amount of money received by the company for goods sold or services provided during the plan year.
Profitability
Within the profit-sharing portion of the plan, there are two measures, which are identified below:
Adjusted Free Cash Flow (AFCF)
Discovery defines FCF as cash from operations less capital expenditures. FCF may be adjusted (AFCF) to eliminate the impact on FCF of various one-off items such as long-term incentive expenses arising from unbudgeted movements in stock price, or unbudgeted M&A activity.
Adjusted Operating Income Before Depreciation and Amortization (AOIBDA)
AOIBDA is measured by revenue less cost of sales, operating expenses and selling, general and administrative expenses (excluding long-term incentive compensation). This measure of profitability is used for all US and International LOBs.

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Individual Performance

Your individual performance is an important part of the ICP. Each year, Discovery sets its corporate goals, identifying the priorities for the year that will help our company grow and achieve. The goals you set with your managers and teams should support the company’s overall goals, and when you perform well against those goals, Discovery performs well, too. So, whether you are assisting with international growth or focusing on quality content, your individual performance ties directly to Discovery’s overall performance.
Your ICP award can be reduced if you are on a performance plan during the year or do not fully contribute to the success of your LOB (if applicable) or the company overall as assessed by management. Extraordinary performance can result in a higher ICP award through the performance pool as outlined below.

Performance Pool
The performance pool is a discretionary component of the ICP that may create an additional amount of funding based on financial performance. If you performed particularly well as an individual for the year, and the financial performance of Discovery and/or your LOB (if applicable) exceeds planned performance for the year, then, you may be eligible to receive a performance pool payout. If a pool is available, a limited number of individual awards will be at the discretion of senior management.

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Additional ICP Information

Employment Changes During the Year
Any employment changes throughout the year may result in a blending of the salary used to calculate your ICP award and/or the incentive target percentage.
Example: Blended Salary
The following sample calculation shows how the blended base salary is derived:
Assume the salary on January 1 is $50,000, and on September 1, the employee is promoted and receives a salary increase to $60,000. In this example, the employee’s salary was $50,000 for 243 days of the year and $60,000 for 122 days.

The blended incentive opportunity is the amount used for incentive purposes as a blend of an employee’s incentive opportunity throughout the year weighted by time.
Example: Blended Incentive Opportunity
Here is an example of how the blended incentive opportunity percentage is derived:
Assume the incentive opportunity on January 1 is 10% and the employee is promoted on September 1 and is now entitled to receive a 15% incentive opportunity. In this example, the employee was in a role with a 10% target for 243 days of the year and a 15% target for 122 days.

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Discovery, Inc.
INCENTIVE COMPENSATION PROGRAM
Adopted effective January 1, 2009,
as amended in 2010, 2011, 2012, 2013, 2015, 2016, 2018, 2019, and 2020

ELIGIBILITY AND TERMS

Employees of Discovery, Inc. or a Participating Subsidiary (“the Company”) who are classified as regular full-time employees of the Company are eligible to participate in the annual Incentive Compensation Program (the “ICP”), subject to the discretion of management. Eligibility for part-time, less-than-full time and temporary employees of the Company will be subject to the discretion of management and/or determined by local legislation, country by country, as appropriate. The determination of participation by any particular employee or subsidiary is made by the Company in its discretion. An employee who is eligible for another Company sales or annual incentive award program generally is not eligible to participate in the ICP, nor is an employee who begins employment in an ICP-eligible position on or after October 1 of the Program Year. In this document, an employee who meets these eligibility requirements is referred to as an “Eligible Employee.” “Participating Subsidiary” includes entities at least 80% of the voting equity is owned by Discovery, Inc. or one or more of its 100% owned direct or indirect subsidiaries.

The ICP is an annual cash bonus program that rewards Eligible Employees for their individual performance contribution and Company performance (measured and treated separately in relation to revenue and profitability) for the entire Program Year, subject to the proration provisions set forth below. The target award opportunity is expressed as a percentage of base salary. The Company performance metrics may reflect Company-wide performance or a combination of overall Company performance and performance of a specific Company division or business unit. An Eligible Employee’s payout, if any, is based on the applicable Company performance measures (both revenue and profitability, measured separately) and any other measures that may be applicable to an employee’s job level or role. The calculated payout may be reduced if warranted by the employee’s individual performance or other individual factors.

The ICP begins on January 1 and ends on December 31 each year (the “Program Year”). The Company will comply with local legal requirements and any applicable contractual provisions in implementing these Terms and Conditions; if a legal or contractual provision conflicts with this document, the legal or

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contractual requirement will govern. The payout, if any, under the ICP will occur in the first quarter of the calendar year following the Program Year and, in the United States, on or before March 15.
TERMS AND CONDITIONS

1.Proration of Target or Payout: An Eligible Employee must be employed for the entire Program Year (i.e. from January 1 up to and including to December 31) to be eligible for a payout, unless one of the following exceptions applies to permit a prorated payout. The eligibility for and amount of any payout will continue to be subject to the other terms and conditions of the ICP and the applicable Company performance measures.
a.New Hires: An employee who is hired into a role that is ICP-eligible before October 1 of the Program Year, will be eligible for a prorated payout under the ICP based on the date of hire, subject to the terms and conditions of the ICP. An employee hired on or after October 1 of the Program Year, will not be eligible to participate in that Program Year’s ICP.
b.Part-Time Employees: An Eligible Employee who works part-time or less-than- full time or who is hired during the Program Year and who otherwise meets the eligibility requirements of the Program will be eligible for an ICP target that is based on the percentage of applicable salary, at the part-time level, during the Program Year.
c.Leave of Absence: An Eligible Employee who is in leave status for more than 90 consecutive days during the Program Year will be eligible for a prorated ICP payout, subject to the terms and conditions of the ICP. The proration calculation will be based on the number of days that the Eligible Employee was actively working (including leave for 90 days or less). An Eligible Employee who is in leave status for 90 consecutive days or less will not be subject to proration under this subsection.
d.Termination for Cause: If an Eligible Employee’s employment with the Company terminates prior to the date the ICP for the Program Year is actually paid out, for “Cause,” the Eligible
Employee will not be eligible for any payout, prorated or otherwise. “Cause” shall mean under this paragraph: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to the Eligible Employee’s employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Business Conduct and Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; (vii) willful misconduct in connection with the performance of Executive's duties; and (vii) any other conduct that constitutes Cause under the Company’s policies and procedures.
e.Resignation: If an Eligible Employee resigns from their employment (and their employment ends) at any time in the Program Year, no payout prorated or otherwise shall be paid. For these purposes, unless an Eligible Employee who is working under a fixed term employment contract otherwise falls within one of the above exceptions set forth in these terms and conditions (as applied to a resignation), a separation at the end of a fixed-term assignment because of the natural expiration of the assignment shall be considered a resignation.

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f.Death, Disability, Retirement or Termination without Cause: If an Eligible Employee separates before December 31 due to death, disability, retirement, or to accept immediate employment with an “Affiliate,” the employee will be eligible for a prorated payout if the employee was an Eligible Employee for 180 days or more during the Program Year. For these purposes,
“retirement” means separation from the Company for any reason other than Cause at a point at which an Eligible Employee is at least age 60 and has been employed by the Company, or any of its subsidiaries for at least ten years, where the Eligible Employee’s period of service is determined using the Company’s Prior Employment Service Policy or a successor policy chosen by the Administrator. Special treatment upon retirement shall be subject to local laws in those countries subject to any EU Directive on Discrimination. If an Eligible Employee’s employment is terminated by the Company without Cause, the employee will be eligible for a prorated payout if the employee (a) was an Eligible Employee for 270 days or more during the Program Year, and (b) if applicable, meets any requirement to sign a release of claims under a Company- sponsored severance benefit plan or other applicable employment agreement or arrangement, provided that the arrangement does not exclude the payout of the ICP. For purposes of this
Section, an “Affiliate” is an entity in which the Company has an ownership interest of 50% or more but which is not considered a Participating Subsidiary under the ICP (e.g., OWN LLC).

g.Termination and Rehire During a Single Program Year: If an Eligible Employee’s employment is terminated by the Company without Cause and the Eligible Employee is rehired within the same Program Year, the employee will be eligible for a prorated payout for that Program Year provided that (i) the Eligible Employee has met any requirement to sign a release of claims associated with the termination, and (ii) the Eligible Employee was actively employed for 180 days or more during the Program Year, including service prior to the termination and after the rehire date. The Company will determine the applicable Company performance metrics based on the facts and circumstances of the Eligible Employee’s role(s) and duties during the Program Year.

h.Transfer into Role under Separate Bonus Plan: If an Eligible Employee moves into a role that is not ICP-eligible because the role is covered by another bonus plan (e.g., an advertising sales role), the employee will be eligible for a prorated payout for that Program Year based on the length of time that the Eligible Employee was in the ICP-eligible role.

2.No Additional Rights: The ICP shall not confer or be deemed to confer any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to separate an employee from employment.

3.Discretionary Program: Unless contrary to the express and unequivocal terms of applicable law, regulations, or codetermination rights, any ICP payout is a strictly discretionary and conditional payout, is made subject to the terms and conditions of these guidelines and the applicable ICP Company performance measures (based on revenue and profitability) for each Eligible Employee, and does not form a part of an employee’s regular base salary compensation. The operation or continuance of the ICP through a Program Year gives no right or expectation to any ICP payout, whether in same or similar form or at all, in any future Program Year. Company management also reserves the sole discretion to determine the design, applicable criteria and the actual payout

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percentages for each component of each target grid as it deems appropriate.

4.Profit Sharing: For those countries that legally require participation in profit sharing programs, an addendum to these guidelines will be published. It is acknowledged that, for all countries, any ICP payout is funded by two separate elements a) corporate revenue and b) a share of profits.

5.Timing of Payout: If an Eligible Employee terminates employment with the Company before the scheduled payout date of the ICP and is eligible for a prorated payout, the timing of any payout, if legally allowable, will be determined under the normal course of the ICP and delivered on the scheduled payment date for other Eligible Employees who remain employed by the Company. If local laws do not permit a delay of the payment until the scheduled payment date under the ICP, the Company at its sole discretion will determine the payment under the Program to be included in the pay for the last month of employment.

6.Administration: The Senior Vice President for Total Rewards (“Administrator”) has the full power and authority to construe, interpret and administer the ICP and the determinations of the Administrator are final, conclusive and binding on all persons unless any such determination is otherwise expressly and unequivocally prohibited by local laws and regulations or codetermination rights. For participants employed in the United States, the ICP shall be construed, administered and governed under the laws of the State of Maryland, without regard to its conflict of law rules.

7.Amendment, Modification, and Termination: The Company reserves the right to amend, modify or terminate the ICP at any time in its sole discretion and will implement those changes respecting the terms and conditions of local laws, works agreements or codetermination rights that expressly and unequivocally conflict, in whole or in part, with any such action or decision. The ICP will be implemented subject to and in accordance with local laws and regulations, which may require certain actions in particular circumstances.

8.Clawback Policy: In addition to any other remedies available to the Company (but subject to applicable law), if the Board, or the Compensation Committee, determines that an employee has engaged in fraud or misconduct that resulted in a financial restatement, the Company may recover, in whole or in part, any incentive compensation, equity award, and/or profit realized from the sale of Company securities, including any payment under the ICP, made or received in the 12 months after the filing of the financial statement that was found to be inaccurate.

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